EXHIBIT 10.57

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
Development Collaboration and Supply Agreement
between
Medarex, Inc.
and
IDM S.A.

DEVELOPMENT COLLABORATION AND SUPPLY AGREEMENT
     This Development Collaboration and Supply Agreement (the “Agreement”) is made and entered into as of May 24, 2002 (the “Effective Date”), by and between Medarex, Inc., a New Jersey corporation, with its principal place of business at 707 State Road #206, Princeton, New Jersey 08540, (“Medarex”), and IDM S.A., a French corporation with its principal place of business at 172 rue de Charonne, 75011 Paris, France (“IDM”).
RECITALS
     Whereas, IDM is a company that develops and commercializes cellular therapy products;
     Whereas, Medarex owns intellectual property rights relating to the anti-CTLA-4 antibody, and operates an antibody manufacturing facility;
     Whereas, IDM and Medarex signed a Letter of Intent dated January 17, 2000 in which Medarex has agreed to grant to IDM certain rights to the anti-CTLA-4 antibody for use in cellular therapy applications;
     Whereas, IDM and Medarex executed an Amended and Restated Technology Access Agreement dated July 21, 2000 (as amended, the “Technology Access Agreement”) in which IDM has agreed to fund a research and development program at Medarex in the amount of [...***...];
     Whereas, IDM and Medarex have agreed that IDM may meet its commitment for funding the above-mentioned research and development program by spending a portion of the [...***...] on certain internal research programs related to antibodies received from Medarex;
     Whereas, IDM and Medarex have agreed to restructure their relationship with respect to the anti-CTLA-4 antibody and the research and development program to be funded by IDM;
     Whereas, under the restructured relationship, IDM now wishes to purchase, and Medarex now wishes to supply anti-CTLA-4 antibodies for use in the development of cellular therapy products, and the parties agree that certain costs related to the development of cellular therapy products using anti-CTLA-4 antibodies, and the supply price paid by IDM for the anti-CTLA-4 antibodies paid under this Agreement will be credited against the above mentioned [...***...];
     Now, Therefore, in consideration of the mutual promises and covenants set forth below, IDM and Medarex mutually agree as follows:

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

1. Definitions
     Each of the capitalized terms used in this Agreement (other than the section headings), whether used in the singular or the plural form, shall have the meaning as set forth below or, if not listed below, the meaning as defined in places throughout this Agreement.
     1.1 “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person, or if lower, the maximum ownership percentage permitted by local law where such local law restricts foreign ownership. For purposes of this definition only, “Person” shall mean a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government. Notwithstanding the above, Medarex and IDM shall not be deemed Affiliates of each other.
     1.2 “Antibody” shall mean the antibody identified as Anti-CTLA-4, as further described in the Specifications, and any fragments or derivatives thereof, used for boosting immune response in conjunction with the administration of the Cell-Based Vaccine. By way of clarification, references in the Agreement to an “Antibody” shall not include (a) cells expressing or secreting such antibody or containing nucleotide sequences (whether coding or non-coding) with respect lo the expression of such Antibody, or (b) nucleotide sequences (whether coding or non-coding) with respect to the expression of such Antibody or a fragment of such entire Antibody containing that portion of such Antibody conferring binding specificity for an antigen.
     1.3 “Batch” shall mean a specific quantity of Antibody that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.
     1.4 “BLA” shall mean a Biologics License Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, and any corresponding or equivalent marketing authorization application registration or certification in countries other than the USA (“MAA”).
     1.5 “Cell-based Vaccine” shall mean a product for the prevention of human diseases comprising (a) IDM’s proprietary whole dendritic cells that have been modified through the selective isolation, engineering, expansion or activation of specific cell populations performed in vitro, (b) an antigen, (c) a vector for introducing the antigen into the cell, and possibly (d) a maturation agent, (each a “Subcomponent”).

     1.6 “cGMP” shall mean current good manufacturing practices for medicinal products established by regulations in the USA (including 21 CFR §§210 and 211, as amended, and any successor regulations thereto).
     1.7 “Confidential Information” shall mean any Information, whether in oral, written, graphic, electronic or tangible form, disclosed by one party to the other under this Agreement and all pre-existing confidentiality and nondisclosure agreements between the parties relating to the subject matter of this Agreement or obtained in the course of this Agreement.
     1.8 “Contract Year” shall mean the twelve (12) month period following the Effective Date and any anniversary thereof.
     1.9 “DMF” shall mean a drug master file to be maintained with the FDA and the equivalent thereof, as applicable, in jurisdictions outside the United States.
     1.10 “FDA”, shall mean United States Food and Drug Administration and any successor agency thereto.
     1.11 “Field” shall mean the treatment and prevention of the human diseases listed in Exhibit A (as may be amended from time to time by written agreement of the parties) using Cell- based Vaccines.
     1.12 “IND” shall mean an Investigational New Drug Application filed with the FDA in conformance with applicable laws and regulations, and the equivalent thereof, as applicable, in jurisdictions outside the United States.
     1.13 * “Information” shall mean any information, either enabling or disabling, including the terms of this Agreement, any information contained in any batch record, purchase order, or databases, and any practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, analytical and quality control data, stability data, studies and manufacturing procedures and protocols, and any cost information related to the manufacture of Antibody.
     1.14 “Invention”, shall mean any invention or discovery, including any improvement, alteration or enhancement of or modification to an existing invention or discovery, that is or may be patentable.
     1.15 “Marketing Authorization Approval” shall mean, with respect to a particular country, the approval by the Regulatory Authority of the BLA or MAA filed in such country for the Product, Product Component, or Antibody.
     1.16 “Medarex Development Program” shall have the meaning as set forth in Section 2.1.
     1.17 “Net Revenues” shall mean the gross cash amount or the fair market value of stock (“Consideration”) received by Medarex from a third party in connection with the grant of rights or sublicenses to such third party pursuant to Section 7.4(b), less the following deductions:

          (a) if the Consideration is received by Medarex in consideration of the supply of Antibody, any amounts corresponding to Medarex’s cost of goods sold of the Antibody, determined by Medarex in accordance, with US GAAP consistently applied, and any prompt payment or other customary trade or quantity discounts actually allowed and taken, amounts repaid or credited by reason of timely rejections or returns, taxes on the sale of a product (other than franchise or income taxes on the income of the seller) actually paid or withheld, and transportation and delivery charges, including transport insurance premiums, actually incurred;
          (b) any Consideration received as payment for the fair market value of any equity issued by Medarex (as determined in good faith by the party issuing such equity);
          (c) any Consideration received as research and development funding; and
          (d) any Consideration received as a loan.
     1.18 “Product” shall mean any product for use in the Field that consists of two contemporaneously administered components, with the first component being a Cell-based Vaccine and the second component being the Antibody.
     1.19 “Product Component” shall mean the Cell-based Vaccine or the Antibody developed and intended for use as components of a Product.
     1.20 “QC Sample” shall have the meaning as set forth in Section 5.2.
     1.21 “Regulatory Authorities” shall mean the FDA and any corresponding non-US health regulatory authorities.
     1.22 “Serious Adverse Event/Experience” or “SAE” shall have the meaning promulgated by the FDA, including but not limited to, any adverse experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.
     1.23 “Sole Patent” means any patent or patent application owned or assigned solely to Medarex or IDM, as applicable, during the term of this Agreement.
     1.24 “Specifications” shall mean the specifications of the Antibody contained in Exhibit B (as amended from time to time by written agreement between the parties).

     1.25 “Sponsor” shall have the meaning defined by the International Conference on Harmonisation: Good Clinical Practice: Consolidated Guideline (Federal Register Vol. 62, No. 90: pp. 25691-25709).
     1.26 “Technology Access Agreement” shall have the meaning set forth in the recitals of this Agreement.
2. Development Collaboration
     2.1 Scope of the Development Collaboration.
          (a) IDM and Medarex shall collaborate on the development of the Product, with Medarex having primary responsibility for developing the commercial scale manufacturing process for the Antibody for Phase III and commercial sale, and for any clinical trials prior to Phase III studies, if so required by the FDA or any European or Japanese equivalent, and IDM having the primary responsibility for conducting alone or with or through third parties the preclinical and the clinical trials with the Product Components except the Antibody other than as part of the Product (the “Product Development Program”) as further described in this Section 2. Notwithstanding the above, if Japanese regulatory authorities have specific requirements regarding the manufacturing process for the Antibody that Medarex has not already fulfilled, Medarex will not be required to perform such process development as required by such Japanese regulatory authorities; provided that Medarex will perform such process development if IDM agrees to fund such process development program, and provided further, that if IDM funds such process development program, IDM shall not be required to make the milestone payment set forth in Exhibit C upon MAA approval in Japan.
          (b) independent of the Product Development Program, Medarex shall have the right to conduct development programs with the Antibody for any use and purpose (each such development program a “Medarex Development Program”). Medarex may obtain Marketing Authorization Approval of the Antibody separate from the Marketing Authorization Approval obtained for the Product. Medarex shall have complete discretion as to the scope of such independent development of the Antibody and the resources applied to such development, and may decide to discontinue any Medarex Development Program at any time.
     2.2 Collaboration Governance.
          (a) Establishment of the Steering Committee. The parties shall establish a joint committee (the “Steering Committee”), which shall oversee the Product Development Program. IDM and Medarex shall each appoint two (2) representatives with the requisite experience and seniority to enable them to make decisions on behalf of the parties with respect to the Product Development Program. The Steering Committee meetings shall be held not less than twice a year. From time to time, IDM and Medarex each may substitute any of its representatives to the Steering Committee.
          (b) Tasks of the Steering Committee. The Steering Committee shall: (i) prepare a plan and budget for the Product Development Program (the “Product Development

Plan”); (ii) approve all protocols for clinical trials that are part of the Product Development Program, and any changes to such protocols; (iii) review and monitor the progress of the Product Development Program; (iv) discuss and approve any updates and amendments to the Product Development Plan proposed by either of the parties; (v) coordinate and monitor dissemination or publication of research results obtained from and the exchange of information and materials that relate to the Product Development Program; and (vi) perform any other tasks specifically assigned to it in this Agreement. The Steering Committee shall not have any power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.
          (c) Procedures and Decisions of the Steering Committee. Except as explicitly set forth in this subsection (c), the Steering Committee shall establish its own procedural rules for its operation.
               (i) The Steering Committee shall take action by unanimous consent of IDM and Medarex, with each such party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of IDM and Medarex.
               (ii) If the Steering Committee is unable to arrive at an unanimous consent regarding a matter within its powers pursuant to subsection (b) above within twenty (20) days after one of the parties requests a formal decision thereon, such matter shall be referred to the Chief Executive Officers of each of the parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the matter.
               (iii) If the matter is not resolved by the Chief Executive Officers of the parties (or their designees) within ten (10) business days after such matter is referred to them pursuant to the preceding subsection (ii), then Medarex’s Chief Executive Officer or his designee shall have the right to make the final decision with respect to matters relating to the Antibody (including, the Product Development Program relating to the Antibody, the Specifications and the manufacturing process for the Antibody), and IDM’s Chief Executive Officer shall have the right to make the final decision with respect to matters relating to the Cell-based Vaccine (including the Product Development Program relating to the Cell-based Vaccine). Notwithstanding the above, any decision of Medarex’s Chief Executive Officer to discontinue the supply of Antibody to IDM for use in the Product Development Program must be based on reasons other than mere commercial reasons, such as safety, efficacy, or other extraordinary regulatory issues, including any such issues that may adversely affect the development and commercialization of the Antibody developed by Medarex in a Medarex Development Program.
     2.3 Process Development Program. Medarex shall use commercially reasonable efforts to develop the manufacturing process for the Antibody for clinical trials and commercial sale meeting the Specifications for manufacture of the Antibody for use in clinical trials. Notwithstanding anything in this Agreement, Medarex may discontinue at any time and in its sole discretion all Medarex Development Programs, and the development of a manufacturing process for the Antibody. Medarex shall inform IDM promptly upon such discontinuation. IDM may request that Medarex continue with the process development for the Antibody at IDM’s expense. If Medarex does not wish to undertake such process development, Medarex shall at the request and expense of IDM, transfer the manufacturing process for the Antibody as it exists at that time to IDM or a third party manufacturer designated by IDM pursuant to a technology transfer plan and budget agreed upon by the parties.
     2.4 Product Development Program.
     (a) IDM shall use commercially reasonable efforts to conduct the Product Development Program in accordance with the Product Development Plan. IDM shall be the Sponsor of any clinical trial based upon the Cell-based Vaccine or the Product.
     (b) All expenses incurred by IDM in connection with the Product Development Program consisting of internal research and development costs or payments to Medarex pursuant Section 4 of this Agreement (collectively, the “Anti-CTLA-4 Costs”) shall be credited to IDM’s research funding obligation pursuant to the Technology Access Agreement and performance of this Agreement by Medarex shall be deemed performance in full of Medarex’s obligations under Section 3.3 of the Technology Access Agreement. The Anti-CTLA-4 Costs shall be included as a separate line item in IDM’s periodic financial reports to Medarex.
     (c) If the Product Development Program is terminated or abandoned prior to IDM’s fulfillment of its research funding obligation pursuant to the Technology Access Agreement, the parties shall negotiate and agree on the manner in which the unspent balance shall be expended for the mutual benefit of the parties. If the parties cannot reach agreement on this matter, Medarex shall receive [...***...] of the unspent balance in cash.
     2.5 Exchange of Information
     (a) IDM shall provide to Medarex all scientific and clinical data relating to the Antibody generated in the course of the Product Development Program at least every three (3) months in the form of updated written reports, or in any other fashion presenting such data in an organized and reproducible manner (e.g. electronic files). IDM shall have the right to redact from any such reports or information any information that relates to the Cell-Based Vaccine or any Subcomponents thereof. Within thirty (30) days after the end of each Contract Year, or as otherwise required by the Steering Committee, IDM shall provide to Medarex a written progress report, which shall (i) describe any research, development or commercialization activities with respect to the Product and the Product Components that it has performed, or caused to be performed, since the last such report, (ii) evaluate the work performed in relation to the goals of this Agreement and the Product Development Plan, and (iii) provide such other information as may be reasonably requested by Medarex. In addition to the 3-month scientific reports and the annual progress reports to be provided hereunder, it is contemplated that the parties shall maintain informal communications through the Steering Committee and their day-to-day activities under this Agreement. Any information disclosed by IDM pursuant to this Section 2.5(a) shall be Confidential Information and subject to the provisions of Section 10.
     (b) Within thirty (30) days after the end of each Contract Year, or as otherwise required by the Steering Committee, Medarex shall provide to IDM a written progress report of new scientific and clinical data generated in the course of the Medarex Development Programs as Medarex in its reasonable discretion may deem to be necessary for the Product Development Program or for preparing and filing BLAs for the Product;

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

provided that Medarex shall not be required to disclose any such data that is subject to any confidentiality obligations that Medarex has vis-a-vis third parties. Any information disclosed by Medarex pursuant to this Section 2.5(b) shall be Confidential Information and subject to the provisions of Section 10.
     2.6 Regulatory Filings and Approvals.
          (a) Manufacturing Approvals. Medarex shall be responsible for any filings, permits and approvals necessary for the manufacture of the Antibody pursuant to the Medarex Development Programs. Medarex shall be responsible for the costs and expenses incurred by it in connection with the filings, permits and approvals made or obtained pursuant to this subsection 2.6(a). If Medarex discontinues all Medarex Development Programs and if IDM decides to fund the process development for the Antibody, then IDM shall bear the costs and expenses incurred by Medarex following such discontinuance in connection with such filings, permits and approvals.
          (b) Marketing Authorization Approvals for the Antibody.
               (i) Medarex shall be responsible for preparing and filing at its own expense the BLAs and any other regulatory filings, permits and approvals necessary for the distribution and commercialization of the Antibody in the course of performing the Medarex Development Program.
               (ii) If Medarex has not filed a BLA for the Antibody in a country where IDM has filed a BLA for the Cell-based Vaccine, Medarex shall, at IDM’s written request and expense, file a BLA for the Antibody in such country. Medarex shall use for such filings any data and information it has previously used for the filing of BLAs in other countries. If additional information is needed for the filing of a BLA and obtaining Marketing Authorization Approval in such country, Medarex shall provide such additional information at IDM’s cost and expense; provided that if Medarex has abandoned all Medarex Development Programs, and if so requested by Medarex, IDM shall provide such additional information at IDM’s cost and expense.
               (iii) If Medarex starts selling the Antibody in a country under a Marketing Authorization Approval for which IDM has borne Medarex’s costs and expenses pursuant to the preceding subsection 2.6(b)(ii), Medarex shall reimburse IDM all of such costs and expenses previously paid for by IDM.
          . (c) Marketing Authorization Approvals for the Product.
               (i) IDM shall, in its sole discretion be responsible for preparing and filing the BLAs for the Cell-based Vaccine and the simultaneous use of the Cell-based Vaccine and the Antibody as the Product by cross-referencing the BLAs or Marketing Authorization Approvals filed or obtained by Medarex for the Antibody, and the clinical data for concomitant use of the Cell-based Vaccine and the Antibody generated in the course of the Product Development Program (the “Product BLA”).

               (ii) IDM shall provide to Medarex full access to all data and information compiled in support of the Product BLAs. IDM shall provide to Medarex copies of all correspondence to and from Regulatory Authorities relating to the Product BLAs, and shall duly consider in its responses to Regulatory Authorities any comments and information that Medarex may provide. Medarex shall have the right to attend as a silent observer any meetings and conference calls with Regulatory Authorities that may include a discussion of issues relating to a Product or the Antibody.
     2.7 Limited Use.
          (a) IDM covenants to use the Antibody solely for purposes of conducting the Product Development Program, and not to use the Antibody for any other purpose including any research, development or commercialization outside the Field, or any sale or transfer of Antibody to a third party for a purpose other than performing tasks identified in the Product Development Plan. Any breach of this subsection 2.7(a) by a third party that receives the Antibody from IDM or pursuant to an agreement with IDM shall be deemed to be a breach committed by IDM.
          (b) Only the right to use the Antibody for the Product Development Program granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other rights to the Antibody, or to any other intellectual property of Medarex, either express or implied, shall be granted or created by estoppel or otherwise. The parties understand and agree that Medarex shall retain rights to make, have made, import, use, offer for sale, sell and otherwise commercialize the Antibody, itself or with third parties, for any use.
          (c) IDM acknowledges that limitations and restrictions on its possession and use of the Antibody hereunder are necessary and reasonable to protect Medarex, and expressly agrees that monetary damages would be inadequate to compensate Medarex for any violation by IDM of any such limitations or restrictions. The parties agree that any such violation would cause irreparable injury to Medarex and agree that without resorting to prior mediation or arbitration, and, in addition to any other remedies that may be available in law, in equity or otherwise, Medarex may be entitled to seek temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages.
     2.8 Supply of Antibody for Commercial Use.
          (a) If IDM requires Antibody for clinical trials intended for use in Marketing Authorization. Approval applications and if Medarex has not developed a commercial scale manufacturing process for the Antibody at that time, the parties shall meet to discuss and negotiate in good faith a process development plan and the terms for an agreement between the parties regarding the process development and the supply of Antibody to IDM for use in such clinical trials.
          (b) If Medarex is selling the Antibody pursuant to an approved BLA in a country at the time IDM, or an Affiliate or licensee of IDM, obtains approval of the Product BLA in that country, IDM or its customers shall purchase the Antibody from Medarex’s distributors in that country. Notwithstanding the foregoing, upon request of IDM, the Parties will discuss in good faith alternative supply arrangements for the Antibody with respect to those countries where the Product is being sold.
          (c) If Medarex is not selling the Antibody pursuant to an approved BLA in a country at the time IDM obtains BLA approval for the Cell-based Vaccine in that country, Medarex shall supply to IDM or its Affiliates or licensees the Antibody pursuant to an agreement for the supply of Antibodies for commercial use. The parties shall commence good faith negotiations regarding such agreement promptly after IDM or its Affiliate or licensee has filed the Product BLA. The terms of such agreement shall include without limitation the term of the supply arrangements, customary warranty, indemnification and liability provisions, an obligation of IDM to make milestone payments as provided in Exhibit C hereto, provisions related to the number of months for which IDM or its Affiliates or licensees shall make a rolling forecast, the time at which such forecasts shall become binding, the percentage by which IDM may vary or reschedule binding orders (subject to limitations to be agreed upon), volume-based pricing, and other terms that are customary in connection with the manufacture and supply of biopharmaceutical products.
3. Forecasts; Orders; Deliveries
     3.1 Forecasts. Within thirty (30) days after the Effective Date and on or before each anniversary of the Effective Date, the Steering Committee shall determine the quantities of Antibody required by IDM during the Contract Year following such date. In addition, the Steering Committee shall determine the schedule of delivery dates for such quantities subject to Medarex’s manufacturing capacity, and Medarex’s own requirements and supply commitments to third parties, provided however that if the available supply of Antibody is not sufficient to meet the demand therefore after Medarex’s requirements have been met, orders will be filled on a first come first serve basis.
     3.2 Orders.
          (a) Not more than once every six (6) months during the term of this Agreement, IDM shall place orders in quantities corresponding to complete Batches in accordance with the forecasts and the delivery schedules prepared by the Steering Committee pursuant to Section 3.1 above, provided that Medarex shall use good faith efforts to supply quantities of Antibody in excess of the forecasted quantities upon request of IDM, subject to available manufacturing capacity and Medarex’s own requirements and supply obligations to third parties. Medarex shall fulfill all purchase orders that IDM places in accordance with this Section 3 that are within the quantity limitations and that adhere to the delivery schedule agreed upon by the Steering Committee pursuant to Section 3.1.
          (b) Any purchase orders for Antibody submitted by IDM shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any order, confirmation or other document furnished by IDM or Medarex which is different from or in addition to the terms of this Agreement is hereby expressly rejected.

     3.3 Deliveries. Unless otherwise agreed by the parties in writing, all QC Samples and Batches of Antibody shall be delivered FCA (Incoterms 2000) Medarex’s facility. Medarex shall not deliver any Batch of Antibody until IDM accepts or is deemed to have accepted the QC Sample in accordance with the provisions of Section 5.3(a), or a third party laboratory reasonably acceptable to both Medarex and IDM determines that a sample of a Batch meets Specifications in accordance with the provisions of Section 5.3(b).
4. Price; Payments
     4.1 Price. The price of Antibody ordered by IDM shall be Medarex’s cost of goods of the Antibody calculated in accordance with US GAAP consistently applied plus [...***...]. The “cost of goods”, shall include any payments made by Medarex to its direct and indirect licensors through multiple tiers of licenses that become due as a result of the performance of this Agreement by Medarex or IDM.
     4.2 Method of Payments. All payments due under this Agreement to Medarex shall be paid in United States Dollars not later than forty-five (45) days following the receipt of the applicable invoice. Any invoiced amount not paid by its due date shall be assessed a late payment fee at the rate of one percent (1%) per month, or the maximum rate permitted by applicable law with respect to such obligations, whichever is less.
5. Product Warranty; Acceptance and Rejection
     5.1 Limited Warranty. Medarex warrants that (a) each Batch of Antibody delivered hereunder shall have been manufactured in accordance with cGMP and in accordance with the manufacturing procedures described in the master batch records, as may be modified in accordance with the provisions of Section 6.1, and (b) each QC Sample and Batch conforms to the Specifications at the time of delivery pursuant to Section 3.3. This warranty is the only warranty made by Medarex with respect to Antibodies. THE EXPRESS WARRANTY IN THIS SECTION 5.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.
5.2 Delivery Documentation; Testing.
          (a) Prior to the delivery of a Batch of Antibody, Medarex shall provide IDM with (i) a certificate of analysis confirming that the Batch has been tested and meets the Specifications, (ii) a written confirmation that such batch records have been reviewed and approved by Medarex’s quality assurance unit, and (iii) a sample of sixty (60) milligrams drawn from such Batch (the “QC Sample”). In addition, IDM may inspect at Medarex’s facility a copy of the batch records during business hours upon reasonable advance notice.
          (b) IDM may retest the QC Samples and Batches upon receipt to confirm that they meet Specifications.

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

     5.3 Acceptance and Rejection.
          (a) IDM may reject a QC Sample or Batch which does not meet the Specifications by providing notice thereof to Medarex. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection, and must be received by Medarex within (i) fifteen (15) days after delivery by Medarex of the QC Sample and the associated documentation or (ii) thirty (30) days after delivery by Medarex of a Batch and the associated documentation (each, a “Testing Period”). If no such notice of rejection is received by Medarex within the applicable Testing Period, IDM shall be deemed to have accepted such QC Sample or the Batch of Antibody upon the expiration of the applicable Testing Period. Medarex shall be authorized to make delivery of the full Batch of Antibody only after acceptance of the QC Sample. Once IDM accepts or is deemed to have accepted a Batch of Antibody, IDM shall have no recourse against Medarex if Antibody of that Batch is subsequently deemed unsuitable for use for any reason.
          (b) If IDM provides a notice of rejection, Medarex shall notify IDM as promptly as reasonably possible whether it accepts IDM’s basis for the rejection. IDM shall cooperate with Medarex in determining whether the rejection is justified. If Medarex disagrees with IDM’s determination that a QC Sample or a Batch does not meet the Specifications, a sample drawn from the corresponding Batch of Antibody shall be submitted to a mutually acceptable third party laboratory. Such third party laboratory shall determine whether such sample meets the Specifications and the parties agree that such laboratory’s determination shall be final and determinative. The party against whom the third party tester rules shall bear all costs of the third party testing.
          (c) Medarex shall investigate, and cooperate fully with IDM in investigating, the cause for any QC Sample or Batch failing to meet Specifications. Medarex shall keep IDM informed of the status of any investigation and, upon completion of the investigation, shall provide IDM with a final written report describing the cause of the failure and summarizing the results of the investigation.
     5.4 Remedy for Breach of Limited Warranty. If IDM has rejected a QC Sample or a Batch as provided in Section 5.3(a) and Medarex agrees or third party tests confirm that a QC Sample or Batch does not meet Specifications as provided in Section 5.3(b), or if a Batch is otherwise not in compliance with the warranty made in Section 5.1, Medarex shall use commercially reasonable efforts to promptly repair such nonconformance or manufacture a replacement Batch AT NO COSTS FOR IDM. THE REMEDY OF REPAIR OR REPLACEMENT AT NO COST FOR IDM PROVIDED FOR IN THIS SECTION 5.4 IS IDM’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE LIMITED WARRANTY OF SECTION 5.1, AND IS IN LIEU OF ALL OTHER REMEDIES THAT MAY OTHERWISE BE AVAILABLE TO IDM IN LAW OR IN EQUITY.
6. Regulatory Matters
     6.1 Changes to Specifications and Manufacturing Process.

          (a) The Steering Committee shall discuss and use good faith efforts to agree on modifications to the Specifications or the manufacturing process that may be requested by either party in order to comply with any requirements of the FDA, or to reflect a party’s experience with the manufacture, testing and use of the Antibody. IDM shall provide Medarex with written notice of any regulatory requirements of countries relating to the manufacture of Antibody that deviate from the requirements applicable in the United States. Medarex shall inform the Steering Committee as to the feasibility and cost of implementing changes necessary to comply with such non-US requirements, and the Steering Committee shall discuss and use good faith efforts to agree on the implementation of such changes. Medarex shall not be obligated to bear any costs of implementing changes pursuant to this subsection 6.1 (a), provided that if Medarex does not wish to bear such costs with respect to changes requested by the FDA or its equivalent in countries in the EU or Japan, IDM shall bear such costs, provided that in such event, IDM shall not be required to make the milestone payment set forth in Exhibit C with respect to the country for which IDM bears the costs of implementing the changes.
          (b) Medarex shall notify IDM before it implements any change in the materials, equipment, process or procedures used to manufacture Antibody that would constitute a major change under cGMP. Medarex shall disclose all such proposed major changes in such manufacturing materials, equipment, process or procedure to IDM at a level sufficient to allow IDM to assess the impact of the changed manufacturing process on the clinical trials with the Product and the filing of the BLA for the Product. IDM shall inform Medarex within thirty (30) days if such proposed change would require repeating a clinical trial or would otherwise materially delay the filing of such BLA. Promptly upon receipt of such notice by Medarex, the parties shall meet to discuss and use good faith efforts to agree on how to proceed.
     6.2 Regulatory Support for Clinical Trial Applications.
To the extent necessary for IDM to obtain regulatory approvals, including INDs, and notification dossiers to initiate clinical trials, Medarex shall assist IDM by providing directly to the Regulatory Authorities any available information regarding Chemistry, Manufacturing and Control of the Antibody, preclinical studies or clinical investigations that is requested by a national health authority and if necessary, submit a DMF, or other comparable document in connection with the manufacturing of the Antibody. Where necessary, Medarex shall provide IDM with letters of reference to any DMF or other comparable filings made by it in connection with the manufacture of the Antibody. Medarex shall at least annually provide IDM with an updated Investigator Brochure for the Antibody. If Regulatory Authorities request information that is not available and must be generated in response to such requests, the Steering Committee shall discuss and agree on the appropriate course of action.
     6.3 Regulatory Support for BLA and MAA. To the extent necessary for IDM to obtain Marketing Authorization Approvals for and to commercialize the Product, Medarex shall provide IDM with letters of reference to any DMF or other comparable filings made by it in connection with the manufacture of the Antibody. Medarex agrees to cooperate with any inspection by a Regulatory Authority, including any inspection prior to Marketing Authorization Approval of the Product or the Antibody. The parties understand that if such assistance and cooperation requires substantial expenditures by Medarex, IDM shall reimburse Medarex therefor upon receipt of invoices from Medarex.

     6.4 cGMP Compliance and QA Audits. Upon written request to Medarex, IDM shall have the right to have representatives visit Medarex’s manufacturing facilities where the Antibody is manufactured no more than twice per year and during normal business hours, to review Medarex’s manufacturing operations and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with Medarex’s manufacturing and management personnel. Such written request shall be made at least thirty (30) days before the requested date of IDM’s visit.
     6.5 Adverse Event Reporting.
          (a) IDM shall provide to Medarex within forty-eight (48) hours all information and reports received by IDM or third parties engaged in the Product Development Program relating to unexpected, drug-related SAEs experienced by subjects in clinical trials with the Product or the Antibody, and shall keep Medarex informed of the progress and the results of any investigation of such SAE. Adverse events that are not SAEs shall be reported to Medarex in the reports provided pursuant to Section 2.5(a).
          (b) Medarex shall provide to IDM within five (5) business days all information and reports received by Medarex relating to unexpected, drug-related, SAEs experienced by subjects in clinical trials with the Antibody, and shall keep EDM informed of the progress and the results of any investigation of such Serious Adverse Event.
          (c) IDM and Medarex will mutually exchange information necessary to comply with the requirement for annual IND reports, or to complete IND ad-hoc reports.
7 Intellectual Property
     7.1 Inventorship. Inventorship of any Inventions arising out of the Product Development Program shall be determined according to U.S. law.
     7.2 Sole Ownership.
          (a) Each party acknowledges that any pre-existing intellectual property of the other party is and shall continue to be solely owned by such other party, subject to the rights granted herein.
          (b) Each party shall own any Inventions that are conceived solely by it or its agents, contractors or collaborators during and in the course of developing the Antibody and the Cell-based Vaccines (each a “Sole Invention”), and all patent applications and patents claiming only Sole Inventions. Without limiting the generality of the foregoing, any Inventions claiming the use of the Antibody in combination with the Cell-based Vaccine conceived solely by IDM or its agents, contractors or collaborators (each a “Combination Invention”) shall be solely owned by IDM. IDM shall promptly notify Medarex of any such Combination Invention.
     7.3 Joint Ownership.

          (a) The parties shall jointly own any Inventions that are conceived jointly by Medarex and IDM or their agents, contractors or collaborators during and in the course of developing the Antibody and the Cell-based Vaccines (each a “Joint Invention”), and all patent applications and patents claiming Joint Inventions (“Joint Patents”). The Parties shall cooperate to ensure that any patent applications filed for Sole Inventions of one party do not claim any Joint Inventions or Sole Inventions of the other party, and that any patent applications filed for Joint Inventions do not claim any Sole Inventions of the parties.
          (b) In the event that either party believes that any Invention that is made in the course of performance under this Agreement may be a Joint Invention, such party shall so notify the Steering Committee. The Steering Committee shall thereafter meet in good faith to determine whether such Invention is a Joint Invention. In the event the Steering Committee is unable to make such determination, each party shall designate an experienced intellectual property attorney (in the case of determining inventorship of a possibly patentable invention, a registered United States patent attorney). Such attorneys shall cooperate in good faith to resolve any such inventorship issues, applying prevailing United States law, rules and interpretations for determining inventorship and ownership.
          (c) IDM shall have the right to grant licenses to its rights and interest in any Joint Patents as may be appropriate for the research, development and commercialization of the Cell-based Vaccine, without consent of or obligation to account to Medarex. Medarex shall have the right to grant licenses to its rights and interest in any Joint Patents as may be appropriate for the research, development and commercialization of the Antibody, without consent of or obligation to account to IDM. Except as expressly provided in this subsection 7.3(c), neither party shall grant a license to its rights and interest in any Joint Patents to any third party without the express written consent of the other party, which consent shall not be unreasonably withheld.
     7.4 Grant of Rights.
          (a) Grant of Rights to IDM.
               (i) Rights of Use and Reference. Medarex hereby grants IDM, and its Affiliates directly or indirectly the right and license to use, practice, exploit and reference [...***...] all Marketing Authorization Approvals, and any know-how, information and data disclosed by Medarex to IDM pursuant to Section 2.5(b) of this Agreement, solely for (1) the development of Products in the Field, and (2) the filing of BLAs and obtaining of Marketing Authorization Approvals for Products in the Field.
               (ii) License to Cell-based Vaccine Inventions. Medarex hereby grants to IDM a worldwide, exclusive license with the right to grant and authorize the grant of sublicenses through multiple tiers of sublicensees under Medarex’s Sole Patents and its rights and interest in Joint Patents, each claiming Inventions directly related to the composition of matter of the Subcomponents of the Cell-based Vaccine, the method of use of the Cell-based Vaccine separate from the Antibody, or the method of making the Subcomponents of the Cell-based Vaccine, solely (1) to practice such Inventions in the Field, and (2) to make, use, offer to sell, sell and import Products in the Field. If during the term of this Agreement Medarex obtains licenses under Patents of Third Parties relating to the Antibody, Medarex shall use good faith

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

reasonable efforts to obtain the right to grant sublicenses under such licenses to IDM for use in connection with a Cell-based Vaccine, provided that IDM shall assume any payments due to such Third Party as a result of the grant or exercise of such sublicense rights to the extent not already included in the cost of goods as provided in Section 4.1.
               (iii) Consideration. In consideration of the rights and licenses granted to IDM pursuant to this subsection (a), IDM shall make to Medarex the payments set forth in Exhibit C hereto.
          (b) Grant of Rights to Medarex.
               (i) Rights of Use and Reference. IDM hereby grants to Medarex, its Affiliates, and its licensees the right and license to use, practice, exploit and reference, and to grant and authorize the grant of sublicenses under such rights through multiple tiers of sublicensees, all Marketing Authorization Approvals for the Antibody, and all information provided to Medarex pursuant to Section 2.5(a), for the research and development, the filing and obtaining of regulatory approvals, and the commercialization of products.
               (ii) License to Antibody Inventions. IDM hereby grants to Medarex a worldwide, exclusive license with the right to grant and authorize the grant of sublicenses through multiple tiers of sublicensees under IDM’s Sole Patents and its rights and interest in Joint Patents, each claiming Inventions directly related to the composition of matter of the Antibody, the method of use of the Antibody other than in combination with any Cell-based Vaccine, or the method of making the Antibody, to practice such Inventions, and to make, use, offer to sell, sell, and import products.
               (iii) Consideration. In consideration of the rights and licenses granted to Medarex pursuant to this subsection 7.4(b), Medarex shall make the following payments to IDM:
                    (1) If Medarex grants a sublicense to a third party under, or otherwise grants a third party access to, the rights granted to Medarex pursuant to Section 7.4(b)(i) above for a Competitive Use, Medarex shall share with IDM all Net Revenues received by Medarex in connection with such sublicense based on a [...***...] ratio, such that Medarex shall receive [...***...] of all Net Revenues derived from such licensing, and IDM shall receive [...***...] of all Net Revenues derived from such licensing. As used herein, the term “Competitive Use” shall mean the research, development or commercialization of a Cell-based Vaccine for an indication listed in Exhibit A hereto.
                    (2) If Medarex grants a sublicense to a third party under any patents licensed to Medarex pursuant to 7.4(b)(ii) above, Medarex shall pay IDM the following Net Revenues received by Medarex in connection with such sublicense:

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

	Sublicense of IDM's Sole Patents	Sublicense of Joint Patents
Naked Sublicense	[...***...]	[...***...]
Combined Sublicense	[...***...]	[...***...]
     “Naked Sublicense” shall mean a sublicense under the license granted under Section 7.4(b)(ii) that is granted by Medarex without the grant of a license under any other patent applications or patents owned or licensed by Medarex. “Combined Sublicense” shall mean a sublicense under the license granted in Section 7.4(b)(ii) that is granted by Medarex in connection with the grant of a license under any other patent applications or patents owned or licensed by Medarex. The percentage rates set forth in the above table shall not be cumulative, and Medarex shall share with IDM Net Revenues calculated based on the highest percentage rate listed in the above table that may apply to a particular sublicense transaction.
     7.5 Patent Prosecution and Enforcement for Joint Patents.
          (a) Steering Committee. The Steering Committee shall designate, subject to approval by the Chief Executive Officers of the respective parties or their designees, the party (the “Designated Party”) that shall be responsible for the filing, prosecution and maintenance of Joint Patents in both parties’ names with due regard to reasonable concerns, if any, expressed by either party as to the impact such a filing and prosecution may have on its other rights and technologies, taking into account the nature of the Joint Patent, and the relationship of such Joint Patent to the business of each party.
          (b) Designated Party to Control. Except as otherwise provided in this Section 7.5, the Designated Party shall prosecute and maintain each Joint Patent for which it is responsible using counsel mutually agreed between the parties, under the direction and control of the Designated Party. The parties shall equally share the costs of prosecution and maintenance of Joint Patents, hi the event that either party declines to share such costs, all rights to such Joint Patents shall revert to the other party in accordance with subsection 7.5(f) below. Periodically, but at least quarterly (and not less than sixty (60) days prior to the next upcoming deadline), the Designated Party shall advise the other party in writing of all upcoming deadlines in connection with Joint Patents. Unless advised to the contrary by the other party within thirty (30) days of a deadline for taking action with respect to a particular Joint Patent, the Designated Party shall take the required action. If the Designated Party fails to take a required action in connection with a particular element of a Joint Patent by five (5) business days before the non-extendable deadline for taking such action, the other party shall have the right, but not the obligation, to take the required action.
          (c) Invoicing. The Designated Party shall invoice the other party for such other party’s share of the prosecution and maintenance costs as they are incurred, which invoices shall be paid by such other party within thirty (30) days of receipt thereof.

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

          (d) Cooperation. At the request of the Designated Party, the other party shall provide reasonable cooperation in connection with prosecution or maintenance of Joint Patents. Each party shall make available to the other party or its respective authorized attorneys, agents or representatives such of its employees as the other party in its reasonable judgment deems necessary in order to assist such other party with such prosecution or maintenance. Each party shall sign or use its best efforts to have signed at no charge to the other party all legal documents necessary in connection with such prosecution and maintenance.
          (e) Updates on Developments. The Designated Party shall advise the other party of any substantial action or development in the prosecution and maintenance of registrations and applications for registration of Joint Patents, and shall provide the other party with copies of all material correspondence, including correspondence with the U.S. Patent and Trademark Office, and other U.S. and foreign governmental authorities, in connection with Joint Patents. The Designated Party shall provide the other party with a report no less frequently than once per year listing all such registrations and applications being handled by the Designated Party, identifying them by country and patent, registration or application number, and briefly describing the status thereof.
          (f) Designated Party Abandonment. The Designated Party shall not disclaim, dedicate, or otherwise abandon any Joint Patents without the express written consent of the other party. In the event that a Designated Party declines or ceases to prosecute or maintain a Joint Patent, such party shall immediately notify the other party, and the other party shall thereafter have the right to prosecute or maintain such Joint Patent, in its sole discretion, provided that all rights of the declining party in such Joint Patent, shall be assigned to the other party in their entirety, and the declining party shall thereafter have no right to make, have made, offer for sale, sell, use, import or export products that infringe patents claiming Joint Patents.
          (g) Infringement of Joint Patents.
               (i) In the event that any party obtains knowledge of any infringement or misappropriation by a third party of any Joint Patents, such party shall inform the other party promptly of such infringement and provide the other party with any available evidence of such infringement or misappropriation.
               (ii) Medarex shall have the exclusive right to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any third party believed to have infringed or misappropriated any Inventions relating to the Antibody in any Joint Patents licensed to it pursuant to Section 7.4(b)(ii).
               (iii) JDM shall have the exclusive right to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any third party believed to have infringed or misappropriated any Inventions relating to the Cell-based Vaccines or Subcomponents thereof in any Joint Patents licensed to it pursuant to Section 7.4(a)(ii).
               (iv) Each party hereby agrees to be bound by the outcome of any such action, suit or proceeding or by any settlement or other compromise for any and all purposes brought by the other party. All costs and expenses of such action, suit or proceeding shall be borne by the party initiating such action. Each party agrees to cooperate with the other party in any such action, suit or proceeding, in any way reasonably necessary, including being named as a party to such action if so requested by the other party or required by law. Each party shall have the right to participate in and be represented by its own counsel at its own expense in any such action, suit or proceeding brought by the other party. Neither party shall have a claim of any kind against the other party based on or arising out of a party’s handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and each party hereby irrevocably releases the other party from any such claim. The initiating party may discontinue such action, suit or proceeding if in its sole discretion it determines that such action, suit or proceeding is not advantageous to that party.
               (v) All damages or other compensation of any kind recovered in any action, suit, or proceeding or from any settlement or compromise brought under this Section 7.5(g) shall be for the benefit of the party that brought such action, suit, or proceeding.
     7.6 Patent Prosecution and Enforcement for Solely Owned Intellectual Property.
          (a) The party that is the sole owner of an Invention shall be responsible for the filing, prosecution and maintenance of the patent application and issued patent claiming such Invention, at its own cost and expense.
          (b) With respect to Sole Patents licensed to the other party pursuant to Section 7.4 (the “Licensed Sole Patent”), the owner of the Licensed Sole Patent shall advise the other party in writing of all upcoming deadlines in connection with Licensed Sole Patents periodically, but at least quarterly (and not less than sixty (60) days prior to the next upcoming deadline).
          (c) At the request of the owner of the Licensed Sole Patent, the other party shall provide reasonable cooperation in connection with prosecution or maintenance of the Licensed Sole Patent. Each party shall make available to the other party or its respective authorized attorneys, agents or representatives such of its employees as the other party in its reasonable judgment deems necessary in order to assist such other party with such prosecution or maintenance. Each party shall sign or use its best efforts to have signed at no charge to the other party all legal documents necessary in connection with such prosecution and maintenance.
          (d) The owner of the Licensed Sole Patent shall advise the other party of any substantial action or development in the prosecution and maintenance of registrations and applications for registration of Licensed Sole Patents, and shall provide the other party with copies of all material correspondence, including correspondence with the U.S. Patent and Trademark Office, and other U.S. and foreign governmental authorities, in connection with Licensed Sole Patents. The owner of the Licensed Sole Patent shall provide the other party with a report no less frequently than once per year listing all such registrations and applications being handled by the owner, identifying them by country and patent, registration or application number, and briefly describing the status thereof.
          (e) The owner of a Licensed Sole Patent shall not disclaim, dedicate, or otherwise abandon any Licensed Sole Patent without the express written consent of the other party. In the event that the owner of a Licensed Sole Patent declines or ceases to prosecute or maintain a Licensed Sole Patent, such party shall immediately notify the other party, and the other party shall thereafter have the right to prosecute or maintain such Licensed Sole Patent, in its sole discretion, provided that all rights of the declining party in such Licensed Sole Patent, shall be assigned to the other party in their entirety, and the declining party shall thereafter have no right to make, have made, offer for sale, sell, use, import or export products that infringe Licensed Sole Patents.
          (f) In the event that any party obtains knowledge of any infringement or misappropriation by a third party of any Licensed Sole Patent, such party shall inform the other party promptly of such infringement and provide the other party with any available evidence of such infringement or misappropriation. The owner of a Licensed Sole Patent shall have the exclusive right to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any third party believed to have infringed or misappropriated any Licensed Sole Patent.
     7.7 Patent Prosecution and Enforcement for Combination Inventions.
          (a) IDM shall be solely responsible, at its expense and in its sole discretion, for the preparation, filing, prosecution and maintenance of the patent applications and patents claiming Combination Inventions, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto.
          (b) The provisions of Section 7.6 regarding Licensed Sole Patents shall apply mutatis mutandis to patent applications and patents claiming Combination Inventions.
     7.8 Antibody Intellectual Property. Subject to any obligations of non-disclosure or confidentiality to third parties, Medarex shall advise IDM of any substantial actions or developments in (i) Medarex’s prosecution and maintenance of registrations and applications for registration of patents related to the Antibody and (ii) any negotiations of Medarex with third parties after the Effective Date regarding patents owned by such third parties that may be infringed by the manufacture of the Antibody by Medarex or the use of the Antibody as a Product Component.
     7.9 Infringement of Third Party Rights.
          (a) If the manufacture, importation, sale or use of a Cell-based Vaccine or the Antibody pursuant to this Agreement results in any claim, suit or proceeding against Medarex or IDM alleging infringement or misappropriation of an intellectual property right of a third party, such party shall promptly notify the other party hereto. Each party shall keep the other party informed of all material developments in connection with any such claim, suit or proceeding.
          (b) If a third party threatens in writing to file, or files, a complaint that the manufacture or use of the Antibody by Medarex or IDM infringes that third party’s intellectual property rights, Medarex shall use commercially reasonable efforts (i) to obtain, a license from such third party with a right to sublicense to IDM, its Affiliates and licensees, as necessary for Medarex to perform its obligations under this Agreement and for IDM, its Affiliates and licensees to develop and use the Product pursuant to this Agreement, or (ii) to take such other actions as Medarex deems appropriate to defend against such claim. If Medarex (x) is unable to secure such license under terms that it deems in its discretion to be commercially reasonable, or (y) determines that it may not prevail or does not prevail in any action against such third party, Medarex’s obligation to supply Antibody under this Agreement shall be suspended, and the parties shall meet to discuss how to best proceed. If the parties are unable to reach agreement on a course of action, Medarex shall have the right to terminate this Agreement by written notice.
8. Representations And Warranties; Limitation of Liability
     8.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:
          (a) It is duly organized, validly existing and in good standing under the laws of the state in which it is organized.
          (b) It has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder, and has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.
          (c) The Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms.
          (d) The execution and delivery of the Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not conflict with, or constitute a material default or require any consent under, any of its agreements.
     8.2 Limitation of Liability.
          (a) EXCEPT FOR BREACHES OF SECTION 2.7 OR 10, AND EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, PUNITIVE, INCIDENTAL            OR RELIANCE            DAMAGES, INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
          (b) EXCEPT FOR BREACHES OF SECTION 2.7 OR 10, AND EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 9, NEITHER PARTY’S TOTAL CUMULATIVE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, SHALL EXCEED THE AMOUNT PAID TO MEDAREX BY IDM UNDER THIS AGREEMENT.

          (c) THIS SECTION 8.2 SHALL BE GIVEN FULL EFFECT EVEN IN THE EVENT THAT ANY OF THE WARRANTIES AND REMEDIES PROVIDED IN SECTION 5.1, 5.4 AND 8.1 ARE DEEMED BY AN ARBITRATOR OR COURT OF COMPETENT JURISDICTION TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.
          (d) THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 8.2 REFLECT THE ALLOCATION OF RISK THAT HAS BEEN NEGOTIATED AND AGREED UPON BY THE PARTIES AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THE LIMITATIONS OF LIABILITY CONTAINED HEREIN.
9. Indemnification
     9.1 By Medarex. Medarex shall indemnify, defend and hold harmless IDM, its Affiliates, and their respective directors, officers and employees (each an “IDM Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liabilities”) resulting from a claim, suit or proceeding made or brought by a third party against an IDM Indemnitee to the extent that such Liabilities arise from (a) a breach of this Agreement by Medarex, (b) the Process Development Program, or (c) the negligence or willful misconduct of a Medarex Indemnitee.
     9.2 By IDM. Except to the extent that Medarex has an obligation to indemnify IDM pursuant to Section 9.1 above, IDM shall indemnify, defend and hold harmless Medarex, its Affiliates, and their respective directors, officers and employees (each a “Medarex Indemnitee”) from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a third party against a Medarex Indemnitee, arising from or occurring as a result of (a) a breach of this Agreement by IDM, (b) the Product Development Program, or (c) the negligence or willful misconduct of an IDM Indemnitee.
     9.3 Procedure. In the event that a party indemnified hereunder (an “Indemnitee”) intends to claim indemnification under this Section 9, such Indemnitee shall promptly notify the other party (the “Indemnitor”) in writing of such alleged liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitees shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Section 9. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor.
10. Confidentiality; Publications; Publicity

     10.1 Obligation. The party receiving Confidential Information (the “Receiving Party”) from the other party (the “Disclosing Party”) shall maintain in confidence such Confidential Information and shall not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. The Receiving Party may disclose Confidential Information, as authorized hereunder, only to those employees or consultants of the Receiving Party who need to know such Confidential Information for the purpose of performing this Agreement, and who are bound by obligations of confidentiality and non-use that are not less stringent than those contained in this Section 10. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.
     10.2 Exclusions. The term “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by the Receiving Party at the time of receiving such information as evidenced by its contemporaneous, written records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction or disclosure, or (iv) is the subject of a written permission to disclose provided by the Disclosing Party.
     10.3 Permitted Disclosures.
          (a) The obligations of confidentiality under this Section 10 shall not apply to the extent that the Receiving Party is required to disclose information in support of any regulatory filings, including Marketing Authorization Approval applications, or by an order or regulation of a governmental agency, or in the course of litigation, provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and shall seek an order maintaining the confidentiality of the information.
          (b) Either party may file this Agreement as may be required pursuant to applicable securities laws or regulations of the Securities and Exchange Commission (“SEC”), the French Commission des Operations de Bourses or their equivalents in other European countries, provided that the party filing this Agreement shall first confer with the non-filing party regarding which of the provisions of this Agreement the filing party will seek confidential treatment from the SEC or its French equivalent and shall reasonably consider the non-filing party’s comments relating thereto.
     10.4 Publications. The parties acknowledge that scientific lead-time is a key element of the value of the research and development activities under the Product Development Program and further agree that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the research or development activities hereunder. At least sixty (60) days prior to submission of any material related to the Product Development Program for publication or presentation, IDM shall provide to the Steering Committee a draft of such material for its review and comment. The Steering Committee shall provide any comments to IDM within sixty (60) days of receipt of such materials. Failure to provide comments within sixty (60) days will be taken as a tacit approval. No publication or presentation with respect to the research or development activities hereunder shall be made unless and until the Steering Committee’s comments on the proposed publication or presentation have been addressed and changes have been agreed upon and any information determined by Medarex to be its Confidential Information has been removed. If requested in writing by Medarex, IDM shall withhold material from submission for publication or presentation for an additional sixty (60) days to allow for the filing of a patent application or the taking of such measures to establish and preserve proprietary rights in the information in the material being submitted for publication or presentation.
     10.5 Publicity. Prior to any public disclosure regarding this Agreement, including press releases, the releasing party shall provide a copy of the proposed release to the other party for comment prior to release; provided, however, that either party shall have the right to make public disclosures if so required by applicable laws or regulations of stock exchanges on which such party’s shares are traded. Once any written statement is approved for disclosure by both parties, either party may make subsequent public disclosures of the contents of such statement without further approval of the other party.
11. Duration, Expiration And Termination
     11.1 Term. This Agreement shall be effective for a period of five (5) years from the Effective Date, or if shorter, the term of the Product Development Program, and may be extended upon the mutual, written agreement of IDM and Medarex (the initial term and any extension thereof being collectively referred to as the “Term” hereof).
     11.2 Termination. Either party may terminate this Agreement upon written notice to the other party if the other party commits any material breach of this Agreement which the breaching party fails to cure within thirty (30) days following written notice from the nonbreaching party specifying such breach.
     11.3 Surviving Obligations. Termination or expiration of this Agreement shall not (a) affect any other rights of either party which may have accrued up to the date of such termination or expiration, or (b) relieve IDM of its obligation to pay to Medarex sums due in respect of Antibody delivered prior to termination or expiration of this Agreement. The provisions of Sections 1, 2.6, 4.2, 5.1, 7, 8, 9, 10, 11.3 and 12 shall survive the termination or expiration of this Agreement. [To be revised once final]
12. General Terms
     12.1 Governing Law, Jurisdiction, Venue and Service.
          (a) This Agreement is made in accordance with and shall be governed and construed under the laws of the State of New York, excluding (i) any choice of law provisions that would require the application of laws of a different jurisdiction and (ii) the United Nations Conventions on Contracts for the International Sale of Goods, as amended.
          (b) Subject to Section 2.2(c)(ii), the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.
          (c) The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (d) Each party hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth below shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
     12.2 Notices. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) if hand delivered, on the day of personal delivery, (b) if delivered by FedEx or other reputable international courier service, on the day of attempted or successful delivery to the other party as confirmed by the courier service, or (c) if sent by confirmed facsimile transmission, on the day after such transmission, in each case addressed to the address set forth below:

If to Medarex:	Medarex, Inc.
707 State Road #206
Princeton, NJ 08540
_U.S.A.
Attn: President
Fax No.: (609) 430-2850

With a copy to:	Medarex, Inc.
707 State Road #206
Princeton, NJ 08540
U.S.A.
Attn: General Counsel
Fax No.: (609) 430-2850

IftoIDM:	IDMS.A.
172 rue de Charonne
75011 Paris, France
Attn: President
Fax No.:+33 1 40 09 04 25

With a copy to:	IDM S.A,
172 rue de Charonne
75011 Paris, France
Attn: Legal Counsel
Fax No.:+33 1 40 09 04 25

12.3 Nonassignability; Binding on Successors.
          (a) Without the prior written consent of the other party hereto, neither party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other party (i) to any Affiliate of such party; or (ii) to any third party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates if in any such event (1) the assigning party (provided that it is not the surviving entity) remains jointly and severally liable with the assignee, and (2) the assignee or surviving entity assumes in writing all of the assigning party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section shall be void ab initio and of no force or effect.
          (b) Medarex shall have the right to subcontract with a third party to manufacture the Antibody for IDM, provided that Medarex shall continue to be liable for the performance of this Agreement as if such manufacture was performed by Medarex.
     12.4 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other parties.
     12.5 Relationship of the Parties. It is expressly agreed that the parties shall be independent contractors of one another and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.
     12.6 Force Majeure. Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing party shall notify the other party of such force majeure within ten (10) days after such occurrence by giving written notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform.

     12.7 Compliance with Laws; Export Controls.
          (a) Subject to the provisions of Section 10, each party shall use reasonable efforts to furnish to the other party any information reasonably requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any federal, state and/or government agency in the United States or European Union.
          (b) IDM agrees that it shall take all actions necessary to ensure compliance with all U.S. laws, regulations, orders or other restrictions on exports and further shall not sell, license or re-export, directly, or indirectly, products containing the Antibody to any person or entity for sale in any country or territory, if, to the knowledge of IDM based upon reasonable inquiry, such sale, would cause the parties to be in violation of any such laws or regulations now or hereafter in effect. IDM agrees to secure from any recipient of products containing the Antibody adequate manually signed written assurances prior to shipment from the United States as are required by the U.S. export regulations.
     12.8 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties’ intent in entering into this Agreement.
     12.9 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
     12.10 Use of Name. No right, express or implied, is granted by this Agreement to either party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.
     12.11 Construction.
          (a) This Agreement has been written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
          (b) Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.
          (c) The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
          (d) Medarex and IDM have each consulted counsel of their choice regarding this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.
     12.12 Entire Agreement; Amendments. This Agreement and the Exhibits attached hereto and incorporated herewith, constitute the entire, final, complete and exclusive agreement between the parties with respect to the Antibody and the research and development program to be performed by Medarex and to be funded by IDM pursuant to Section 3.3 of the Technology Access Agreement and the letter agreement attached hereto as Exhibit D, and all previous agreements or representations, written or oral, with respect thereto are superseded hereby, merged and canceled and are null and void. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.
     12.13 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
[Rest of page intentionally left blank]

In Witness Whereof, Medarex and IDM have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

Medarex, Inc.		IDM S.A.

BY:	/s/ Ronald A. Pepin	BY:	/s/ Bernard C. Brigonnet

Print Name: Ronald A. Pepin		Print Name: Bernard C. Brigonnet

Title: Senior Vice President		Title: Executive Vice President and
	Business Development		Chief Operating Officer

Exhibit A
Indications
[...***...]
Exh. A-l

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

Exhibit B
Antibody Specifications and Test Methods
[Exhibit begins on following page.]

MEDAREX
[...***...]

[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

Exhibit C
Milestones
Within thirty (30) days following the occurrence of the relevant events specified below, with respect to each Product for which a milestone event described below is achieved, IDM shall pay to Medarex the following amounts:

Milestone Event		Milestone Payment
1.	Upon approval of the first BLA, or equivalent in the United States	[...***...]

2.	Upon approval of the first MAA, or equivalent in the European Union	[...***...]

3.	Upon approval of the first MAA, or equivalent in Japan	[...***...]
If a separate BLA/MAA is filed for each Product Component, the above milestone events shall be deemed achieved upon the filing or approval of the BLA/MAA of the second Product Component.
At IDM’s sole discretion, the milestone payments shall be paid in one of the following methods: (1) in U.S. dollars by wire transfer in immediately available funds to an account designated by Medarex; (2) if IDM is a private company on the date the milestone payment obligation accrues (the “Payment Date”), in shares of IDM common stock having a value equal to the last price at which IDM issued shares to an institutional or venture capital investor prior to the Payment Date; or (3) if IDM is a public company on the Payment Date, in shares of IDM common stock having a fair market value equal to the average closing sale price for the last ten (10) trading days prior to the Payment Date.

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

Exhibit D
Letter Agreement
[Exhibit begins on following page.]

707 Slate Road Princeton O854O-1437 609-430-2880 Fax: 609-430-2850
July 30,2001
Jean-Loup Romet-Lemonne
President and CEO
IDM
172 rue de Charonne
Paris France
Dear Jean-Loup,
Thanks far sending the research proposal and anticipates manufacturing requirements. Here is what I propose : (1) We both expect            the research work called for in Section 3.3 of the IDM-Medarex agreement will be completed within two years of the date of the original contract, (2) this research work has already commenced, based upon numerous joint research planning meeting and conference calls, (3) the research work will consist of technology transfer-relating to the licensed products, certain clinical expenses relating to MDX-447 plus MAK in bladder cancer, and a scientific collaboration on Dendritic Cell Targeting, generally as being discussed by our respective research teams.
To date, research work and technology transfer described in (3) above will include (a) [...***...].
If this letter accurately represents our mutual understanding, please acknowledge by signing at the bottom and returning a copy to me.
With best wishes,
Sincerely yours,
MEDAREX, INC.
/s/ Donald L. Drakeman
By Donald L. Drakeman
vSA
/s/ [ILLEGIBLE]

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4) and
240.24b-2(b)(1)

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